EX-99.1

Contacts:
Andrew Kramer	Charlie Vaida
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3182
akramer@irobot.com	cvaida@irobot.com

iRobot Names Karen Golz to Board of Directors

BEDFORD, Mass., November 17, 2021 – iRobot Corp. (NASDAQ: IRBT), a leader in consumer robots, announced the addition of Karen Golz, former Global Vice Chair of Ernst & Young (EY), to its board of directors. Ms. Golz brings extensive domestic and international experience working with global organizations on complex issues involving accounting, auditing, risk and regulatory matters.

As a global leader in accounting, auditing, financial reporting and ethics, Ms. Golz has served as an advisor to boards, audit committees and management of EY clients, in addition to EY’s senior leadership. Ms. Golz is an experienced board and audit committee member and currently serves on the boards of Analog Devices, Inc., Aspen Technology, Inc. and Osteon Holdings/Exactech, a private company controlled by TPG. Ms. Golz is also a National Association of Corporate Directors (NACD) Board Leadership Fellow.

“Karen’s deep financial background, coupled with her knowledge of international accounting and regulatory needs for scaling high growth companies, will be tremendous assets as iRobot continues to expand its operations globally, diversify its portfolio and maximize value for its shareholders,” said Colin Angle, chairman and CEO of iRobot. “Karen will be an essential member of iRobot’s team, and we are excited to welcome her to the board.”

“I am excited to join iRobot’s board of directors and work with its leadership team as the company continues to grow and expand the reach and breadth of its product portfolio,” said Karen Golz. “iRobot has tremendous opportunities as a provider of home robotics and intelligent home innovations that make life better, and I look forward to playing a part in the company’s success moving forward.”

iRobot also announced that Elisha Finney will be stepping down from the company’s board of directors for personal reasons, effective immediately. With today’s changes, iRobot’s board of directors remains composed of 9 directors, 8 of whom are independent within the meaning of the director independence standards of Nasdaq and applicable rules of the SEC.

“We thank Elisha for the many contributions she has made since joining the Board in 2017, and we wish her the best as she moves on to new opportunities,” continued Angle. “As Elisha steps down, the addition of Karen, and her extensive financial experience, ensures that the Board is well positioned to continue delivering on its responsibilities.”

About iRobot Corporation
iRobot, the leading global consumer robot company, designs and builds robots that empower people to do more both inside and outside of the home. iRobot created the home robot cleaning category with the introduction of its Roomba® Robot Vacuum in 2002. Today, iRobot is a global enterprise that has sold more than 30 million robots worldwide. iRobot's product line, including the Roomba and the Braava®
iRobot.com     iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000

family of mopping robots, feature proprietary technologies and advanced concepts in cleaning, mapping and navigation. iRobot engineers are building an ecosystem of robots and technologies to enable the smart home. For more information about iRobot, please visit www.irobot.com.

For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to iRobot Corporation's expectations concerning management's plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot, see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report on Form 10-K.

iRobot.com     iRobot Corporation | 8 Crosby Drive, Bedford MA 01730 | 781.430.3000